NO-LAPSE GUARANTEE RIDER

This Rider forms a part of the Policy to which it is attached and is effective as of the Rider Date. In the case of any conflict with any provision in the Policy, the provisions of this Rider will control. The following provisions are added to the Policy:

RIDER BENEFIT

While the No-Lapse Guarantee is in effect, this rider provides a guarantee that this Policy will not terminate even if the Net Cash Value is insufficient to cover the Monthly Deduction due on a Monthly Anniversary Date.

MONTHLY RIDER CHARGE

While this rider is in effect, the No-Lapse Guarantee Rider Charge shown on the Schedule Page will be deducted monthly.

RIDER TERMINATION DATE

The No-Lapse Guarantee Rider will terminate on the earliest of the following dates:

o Termination Date of the Policy; or
o The Rider Expiry Date indicated on the Schedule Page; or
o the Monthly Anniversary Date next following our receipt of your written request to cancel this rider; or
o the end of a 61 day grace period following the Monthly Anniversary Date on which the Policy fails to satisfy the No-Lapse Guarantee Premium Test.

If the No-Lapse Guarantee rider terminates, it cannot be reinstated.

NO-LAPSE GUARANTEE PREMIUM TEST

We will apply the No-Lapse Guarantee Premium Test on each Monthly Anniversary Date. The Policy will satisfy the test if (a) is greater or equal to (b), where:

(a) is the adjusted premium payments; and

(b) is the accumulated Target Premiums due since the Policy Date.

ADJUSTED PREMIUM PAYMENTS

The adjusted premium payments are equal to:

o        the sum of all your premium payments; minus
o        any Gross Partial Surrender Amounts and any Policy Loan.

TARGET PREMIUM

Your accumulated Target Premiums as of a Monthly Anniversary Date equal:

o  the Target Premium; multiplied by
o one plus the number of months the Policy has been in force as of that Monthly Anniversary Date.

Your initial Target Premium is shown on the Schedule Page. If there were different Target Premiums, your accumulated Target Premiums will be based on the different premiums that were in effect and the number of months for which each applied.

The Target Premium will change if

o you  request an increase or decrease in your Current Specified Amount; or
o you request the addition, change or termination of another rider;
o you receive a claim payment under another rider which provides for a change in the Target Premium; or
o the Insured's rate classification changes.

The Target Premium will not change

o if you request a Death Benefit option change; or
o if a decrease in Specified Amount occurs because of a Partial Surrender.

We reserve the right to change the Target Premiums prospectively should our expectations of future persistency, mortality, expenses or investment experience change. Any change will be made on a uniform basis by Age, risk classification, sex and benefits. The Target Premiums will not be greater than the maximum amount indicated on the Schedule Page.

We will notify you of any change in the Target Premium.

GRACE PERIOD FOR THE RIDER

We will notify you if the Policy fails to satisfy the No-Lapse Guarantee Premium Test. We will allow a 61-day grace period from the Monthly Anniversary Date on which the Policy fails the test. We will notify you in writing at least 31 days before the grace period ends. This notice will show required premiums needed to satisfy the No-Lapse Guarantee Premium Test, plus three additional Target Premiums. Notice will be sent to the last known address we have on file. If we do not receive the required payment by the end of the 61-day grace period, the rider will terminate.

GRACE PERIOD FOR THE POLICY

The Policy's grace period is 61 days after the Monthly Anniversary Date when

o the Net Cash Value is not large enough to cover the Monthly Deduction on that date; and o the No Lapse Guarantee Premium Test is not met.

We will notify you in writing at least 31 days before the Policy's grace period ends. This notice will show how much must be paid to keep the Policy from terminating. This amount is equal to the lesser of (a) or (b) where

(a)  is three Monthly Deductions, plus any related premium charges;
(b) is the accumulated Target Premiums for the Monthly Anniversary Date when the grace period began minus adjusted premium payments as of that date.

Your Policy will terminate without value at the end of a grace period unless we receive the premium payment indicated on the notice during the grace period.

If the Insured dies during a grace period, we will deduct the charges that would have been required to keep your Policy from terminating from the amount we would otherwise pay out.


All Policy provisions apply to this rider, except for any which are in conflict with the provisions of this rider.

The effective date of this rider is the Policy Date.

Signed for Allianz Life Insurance Company of North America by:

                 /s/ Suzanne O Pepin                 /s/ Margery G Hughes
                Vice President and Secretary             President